RESTATED ARTICLES OF INCORPORATION

OF

ENGLOBAL CORPORATION

The undersigned officer of the Corporation has been authorized to execute these Restated Articles of Incorporation by resolution of the Board of Directors adopted on January 29, 2021. These Restated Articles of Incorporation correctly set forth the text of the Articles of Incorporation, as amended to date, without new amendments being made hereby.

FIRST. The name of the corporation is **ENGlobal Corporation.**

SECOND. Its registered office in the State of Nevada is located at202 South Minnesota Street, Carson City, Nevada, 89703, that this Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada.

THIRD. The objects for which this Corporation is formed are: To engage in any lawful activity, including, but not limited to the following:

(A) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.

(B) May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

(C) Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.

(D) Shall have the power to effect litigation in its own behalf and interest in any court of law.

(E) Shall have power to make contracts.

(F) Shall have power to hold, purchase and convey real and personal estate and mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.

(G) Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation.

(H) Shall have power to make By-Laws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders.

(I) Shall have power to dissolve itself.

(J) Shall have power to adopt and use a common seal or stamp, and alter the same. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

(K) Shall have power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, of for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

(L) Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any.

(M) Shall have power to purchase, hold, sell and transfer shares of its own capital stock and use therefor its capital, capital surplus, surplus, or other property or fund.

(N) Shall have power to conduct business, have one or more offices, and hold, purchase mortgage and convey real and personal property in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and foreign countries.

(O) Shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendment thereof.

(P) Shall have power to make donations for the public welfare or for charitable scientific or educational purposes.

(Q) Shall have power to enter into partnerships, general or limited, or joint ventures in connection with any lawful activities.

FOURTH. The corporation is authorized to issue two classes of stock, common stock and preferred stock:

(A) Authorized Capital Stock. The aggregate number of shares which the corporation shall have the authority to issue is 77,000,000 shares, of which 75,000,000 shares shall be Common Stock, par value $0.001 per share (the "Common Stock"), and 2,000,000 shares shall be Preferred Stock, par value $0.001 per share (the "Preferred Stock"). All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

(B) Preferred Stock.

1) Issuances. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, powers, rights, privileges, qualifications, limitations or restrictions as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series. Except as may otherwise be provided in these Articles, as amended from time to time, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

- The rate and manner of payment of dividends, if any;
- Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
- The amount payable upon shares in the event of liquidation, dissolution or other winding-up of the Corporation;
- Sinking fund provisions, if any, for the redemption or purchase of shares;
- The terms and conditions, if any, on which shares may be converted or exchanged;
- Voting rights, if any; and
- Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Nevada.

2) Authority of the Board of Directors. The Board of Directors shall have the authority to determine the number of shares that will comprise each series. Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing

such series, the appropriate officers of the Corporation shall file such documents with the State of Nevada.

Articles of Amendment setting forth such matters will be filed in accordance with Section 390(2) of Chapter 78 of the Nevada Revised Statutes or any successor provision thereto. Notwithstanding the forgoing, before the issuance of any shares of any class or series of which the number, preferences, limitations or relative rights are set forth in Articles of Amendment filed in accordance with Section 390(2) of Chapter 78 of the Nevada Revised Statutes or any successor provision thereto, the Board of Directors may amend or rescind any terms applicable to such class or series in accordance with the procedures set forth in Section 390(1) of Chapter 78 of the Nevada Revised Statutes or any successor provision thereto.

FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH. The corporation is to have perpetual existence.

EIGHTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

Subject to the By-Laws, if any, adopted by the Stockholders, to make, alter or amend the By-Laws of the Corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation.

By resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee, or committees shall have such name, or names as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and for the best interests of the Corporation.

NINTH. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

TENTH. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided however, that the foregoing provision shall not eliminate or limit the liability or a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts of omissions prior to such repeal or modification.

ELEVENTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

EXECUTED this 29th day of January, 2021.

Mark A. Hess

Mark A. Hess
Chief Financial Officer and Treasurer